As filed with the Securities and Exchange Commission on May 20, 2026

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Analog Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2348234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Analog Way Wilmington, MA	01887
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated

Analog Devices, Inc.

2020 Equity Incentive Plan

(Full Title of the Plan)

Janene Asgeirsson

Senior Vice President, Chief Legal Officer and Corporate Secretary

One Analog Way

Wilmington, MA 01887

(Name and Address of Agent For Service)

(781) 935-5565

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Analog Devices, Inc. (the “Registrant” or the “Company”) is filing this registration statement (this “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 13,000,000 shares of common stock, par value $0.16 2/3 per share (the “Common Stock”), of the Company issuable under the Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). On December 10, 2025, upon the recommendation of the Compensation and Talent Committee, and subject to shareholder approval, the Board of Directors of the Company adopted the 2020 Plan. On March 11, 2026, the 2020 Plan was approved by the Company’s shareholders at its 2026 Annual Meeting of Shareholders.

In accordance with General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (File No. 333-237083) filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2020, and with respect to certain “Carryover Shares” available for issuance under the 2020 Plan, the post-effective amendment to registration statement on Form S-8 (File No. 333-194556) filed with the Commission on March 11, 2020 (collectively, the “Prior Registration Statements”) are incorporated by reference and made a part of this Registration Statement except to the extent supplemented, amended or superseded by the information set forth herein, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such Prior Registration Statements with respect to the 2020 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) The Registrant’s Annual Report on Form10-K for fiscal year ended November 1, 2025 filed with the Commission on November 25, 2025 (the “Annual Report”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on March  21, 2012, as updated by the description of the Registrant’s Common Stock included in Exhibit 4.9 to the Annual Report, together with any amendment or report filed for the purpose of updating such description.

All documents the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 6A of the registrant’s Amended and Restated Articles of Organization (the “Articles”) provides that the registrant shall indemnify each person who is, or was, a director or officer of the Registrant or who is or was a director or employee of the Registrant and is serving or has served as a director of another organization at the request of the Registrant or in any capacity with respect to an employee benefit plan of the Registrant, against all liabilities and expenses, including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees, imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceedings, whether civil or criminal, to which such individual may be made a defendant or with which such individual may become involved or threatened, directly or indirectly, by reason of having been an officer or director of the Registrant or as a result of his having served with respect to any such employee benefit plan. Article 6A further provides that the Registrant shall provide no indemnification with respect to any matter as to which any director or officer shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan. The right to indemnification conferred by Article 6A includes the right to be paid by the Registrant for liabilities and expenses incurred in connection with settlement or compromise of any such action pursuant to a consent decree or otherwise, unless a determination is made by the board of directors that such settlement or compromise is not in the best interests of the Registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan.

Article 6A of the Articles includes the right to payment by the Registrant of expenses, including reasonable attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the individual person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Articles. However, no advance may be made if the board of directors reasonably and promptly determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant or if two disinterested directors are not then in office, by independent legal counsel in a written opinion), based on facts known to the board of directors or such independent legal counsel at such time, that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant or the participants or beneficiaries of such employee benefit plan, as the case may be.

Under Article 6A of the Articles, if an individual is entitled under any provision of Article 6 of the Articles to indemnification by the Registrant for some or a portion of the liabilities or expenses imposed upon or incurred by such individual in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the Registrant shall nevertheless indemnify such individual for the portion of such liabilities or expenses to which such individual is entitled. The Registrant’s obligation to provide indemnification under the Articles shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Registrant or any other person.

Under Article 6E of the Articles, to the fullest extent permitted by the Massachusetts Business Corporation Act, as may be amended from time to time, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

The Registrant has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of the Registrant to indemnify the individual under certain circumstances. Each agreement generally provides that the Registrant will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of the Registrant or in connection with his or her service at the request of the Registrant for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of the Registrant.

In addition, the Registrant has directors and officers liability insurance for the benefit of its directors and officers.

Item 8. Exhibits.

The Exhibit Index included immediately prior to the signature pages hereto is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description

4.1	Amended and Restated Articles of Organization of Analog Devices, Inc., adopted as of March 12, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2025, as filed with the Securities and Exchange Commission on May 22, 2025)

4.2	Second Amended and Restated Bylaws of Analog Devices, Inc.(incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 13, 2025)

5.1*	Opinion of DLA Piper LLP (US), counsel to the Registrant

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24*	Power of Attorney (included on the signature pages of this Registration Statement)

99.1	Amended and Restated Analog Devices, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 12, 2026

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on this 20th day of May, 2026.

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Vincent Roche
Chief Executive Officer and Chair of the Board of Directors

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Vincent Roche, Richard C. Puccio, Jr. and Janene Asgeirsson, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vincent Roche Vincent Roche	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	May 20, 2026

/s/ Richard C. Puccio, Jr. Richard C. Puccio, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2026

/s/ Michael Sondel Michael Sondel	Chief Accounting Officer (Principal Accounting Officer)	May 20, 2026

/s/ André Andonian André Andonian	Director	May 20, 2026

/s/ Edward H. Frank Edward H. Frank	Director	May 20, 2026

/s/ Karen M. Golz Karen M. Golz	Director	May 20, 2026

/s/ Peter B. Henry Peter B. Henry	Director	May 20, 2026

/s/ Stephen M. Jennings Stephen M. Jennings	Director	May 20, 2026

/s/ Mercedes Johnson Mercedes Johnson	Director	May 20, 2026

/s/ Yoky Matsuoka Yoky Matsuoka	Director	May 20, 2026

/s/ Ray Stata Ray Stata	Director	May 20, 2026

/s/ Andrea F. Wainer Andrea F. Wainer	Director	May 20, 2026